Exhibit 16.1 / Letter from Grant Thornton LLP



April 11, 2001



Securities and Exchange Commission
Washington, D.C.  20549

Re:      Netgateway, Inc.
         File No. 000-27941

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Netgateway, Inc. dated April 4, 2001, and agree with the statements contained therein except for information in the first paragraph relating to the engagement of Richard A. Eisner & Company, LLP and information in the third paragraph relating to consultation with Richard A. Eisner & Company, LLP about which we have no knowledge.

Very truly yours,

/s/ Grant Thornton LLP